EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of Terra Tech Corp.:

We consent to incorporation by reference in the Supplemental Prospectus constituting a part of the Registration Statement (No. 333-210673), of our report dated March 16, 2018, except as to the 11th paragraph on Note 23 as to which the date is June 7, 2018, with respect to the audit of Terra Tech Corp.’s Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows for the fiscal year ended December 31, 2015, as appearing in Amendment No. 1 on Form 10-K/A.

/s/ Benjamin & Young, LLP

Benjamin & Young, LLP

Irvine, California

June 12, 2018